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                                                                   EXHIBIT 23.1




                           INDEPENDENT AUDITOR'S CONSENT

      We consent to the incorporation by reference in this Report on Form
8-K/A under the Securities Exchange Act of 1934 of LaBranche & Co Inc.
of our report dated January 28, 2000 relating to the financial statements of Henderson Brothers Holdings, Inc. and Subsidiary (which expressed an unqualified opinion with an emphasis of a matter relating to the pending sale of Henderson Brothers Holdings, Inc. to LaBranche & Co Inc.) appearing in the Registration Statement on Form S-4 (File No. 333-35922), and of our report dated
January 28, 2000 relating to the financial statement schedules of Henderson Brothers Holdings, Inc. appearing elsewhere in the Form S-4.


/s/ Deloitte & Touche LLP

New York, New York
May 12, 2000